UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2022

SITIO ROYALTIES CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38158	82-0820780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1401 Lawrence Street, Suite 1750

Denver, Colorado 80202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (720) 640-7620

609 Main Street, Suite 3950

Houston, Texas 77002

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value	STR	Nasdaq Capital Market
Warrants, each to purchase one share of Class A common stock	STRDW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

On June 7, 2022 (the “Closing Date”), Sitio Royalties Corp., a Delaware corporation (formerly known as Falcon Minerals Corporation) (the “Company”), consummated the previously announced merger transactions contemplated by the Agreement and Plan of Merger, dated as of January 11, 2022 (the “Merger Agreement”), by and among the Company, Sitio Royalties Operating Partnership, LP, a Delaware limited partnership (formerly known as Falcon Minerals Operating Partnership, LP) (“Sitio OpCo”), Ferrari Merger Sub A LLC, a Delaware limited liability company (“Merger Sub”), and DPM HoldCo, LLC, a Delaware limited liability company (“Desert Peak”), pursuant to which Merger Sub merged with and into Desert Peak (the “Merger”), with Desert Peak continuing as the surviving entity in the Merger as a wholly owned subsidiary of Sitio OpCo. The transactions contemplated by the Merger Agreement are referred to herein as the “Merger Transactions.”

Prior to the effective time of the Merger (the “Merger Effective Time”), on June 3, 2022, the Company filed with the Secretary of State of the State of Delaware the Third Amended and Restated Certificate of Incorporation to effect the previously announced four to one reverse stock split (the “Reverse Stock Split”) for all of the Company’s issued and outstanding shares of common stock and outstanding equity awards. As a result of the Reverse Stock Split, every four shares of the Company’s issued and outstanding Class C Common Stock, par value $0.0001 per shares (“Class C Common Stock”) were automatically converted into one share of Class C Common Stock, without any change in the par value per share, and every four shares of the Company’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock” and, together with the Class C Common Stock, the “Common Stock”) were automatically converted into one share of Class A Common Stock, without any change in the par value per share. No fractional shares were outstanding following the Reverse Stock Split. In lieu of any fractional share, any holder of Class C Common Stock, who would have otherwise received less than one share of Class C Common Stock received cash equal to the fair value of such holder’s fractional share as determined by the Company’s board of directors (the “Board”). In lieu of any fractional share of Class A Common Stock, the transfer agent for the Class A Common Stock, as exchange agent, will aggregate and sell all fractional interests and will pay to stockholders that would have been entitled to such fractional shares their pro rata share of the net proceeds derived from the sale of such fractional interests. Additionally, as a result of the Reverse Stock Split, the Company’s outstanding warrants (the “Warrants”) were adjusted such that four of the Warrants became exercisable for one share of Class A Common Stock at an exercise price of $44.84 per share of Class A Common Stock. The Class A Common Stock began trading on a split-adjusted basis on the Nasdaq Capital Market LLC (“Nasdaq”) at the start of trading on June 6, 2022.

Pursuant to the terms of the Merger Agreement, at the Merger Effective Time and following effectiveness of the Reverse Stock Split, the limited liability company interests in Desert Peak issued and outstanding immediately prior to the Merger Effective Time were converted into the right to receive an aggregate of (a) 61,905,339 shares of Class C Common Stock and (b) 61,905,339 common units representing limited partner interests in Sitio OpCo (the “Sitio OpCo Partnership Units”) (the total amount under clauses (a) and (b), the “Merger Consideration”).

The Company’s stockholders immediately prior to the closing of the Merger Transactions (the “Closing”) continue to hold their shares of Class A Common Stock, subject to the Reverse Stock Split. As a result of the Merger Transactions, immediately following the Closing, (a) Chambers DPM HoldCo, LLC, a Delaware limited liability company (“Chambers”), and KMF DPM HoldCo, LLC, a Delaware limited liability company (“KMF” and, together with Chambers, “Kimmeridge”), together own approximately 43.5% of the issued and outstanding Common Stock, (b) Source Energy Leasehold, LP, a Delaware limited partnership (“Source”), and Permian Mineral Acquisitions, LP, a Delaware limited partnership (“Permian” and, together with Source, the “Source Stockholders”), together own approximately 15.4% of the issued and outstanding Common Stock, (c) Rock Ridge Royalty Company, LLC, a Delaware limited liability company (“Rock Ridge”), and Royal Resources L.P., a Delaware limited partnership (“Royal Resources” and, together with Rock Ridge, “Blackstone”), together own approximately 25.0% of the issued and outstanding Common Stock and (d) the Company’s remaining stockholders own approximately 16.1% of the issued and outstanding Common Stock. Following the Merger Transactions, including the Reverse Stock Split, there were 12,088,546 shares of Class A Common Stock outstanding, 71,752,285 shares of Class C Common Stock outstanding and 5,312,499 shares of Class A Common Stock issuable upon exercise of outstanding Warrants. There was no change to the number of authorized shares of Common Stock.

In connection with the filing of the Third Amended and Restated Certificate of Incorporation, the Company changed its name from “Falcon Minerals Corporation” to “Sitio Royalties Corp.” Unless the context otherwise requires, “Falcon” refers to the registrant prior to the Closing and “we,” “us,” “our,” and the “Company” refer to the registrant and its subsidiaries following the Closing.

The Class A Common Stock and Warrants began trading on the Nasdaq at the start of trading on June 6, 2022 under the new symbols “STR” and “STRDW.” The Company expects the listing of its Class A Common Stock and Warrants to be transferred to the New York Stock Exchange (“NYSE”) and NYSE American LLC (“NYSE American”), respectively, on June 14, 2022 (the “Listing Transfer”), with the Class A Common Stock retaining the same ticker symbol and the Warrants trading under the new ticker symbol “STR WS.” The Class A Common Stock and Warrants will be delisted from Nasdaq.

Item 1.01.	Entry into a Material Definitive Agreement.

Director Designation Agreement

On the Closing Date, the Director Designation Agreement (the “Director Designation Agreement”), dated as of January 11, 2022, by and among the Company, Kimmeridge, Blackstone and the Source Stockholders became effective.

Pursuant to the Director Designation Agreement, the Company agreed to (a) include two nominees designated by the Company in the slate of nominees to be recommended by the Board for election at the first annual meeting of stockholders at which directors are to be elected following the Merger Effective Time and (b) include in the slate of nominees to be recommended by the Board for election at each applicable annual or special meeting of stockholders the following individuals: (i) so long as Kimmeridge (as defined in the Director Designation Agreement) collectively beneficially owns at least 10% of the outstanding shares of Common Stock, one nominee designated by Kimmeridge; (ii) so long as Blackstone and its affiliates collectively beneficially own at least 10% of the outstanding shares of Common Stock, one nominee designated by Blackstone; and (iii) so long as the Source Stockholders and its affiliates collectively beneficially own at least 10% of the outstanding shares of Common Stock, one nominee designated by the Source Stockholders.

On April 13, 2022, Blackstone executed a waiver pursuant to which it irrevocably waived its rights to designate its nominee for election to the Board pursuant to the Director Designation Agreement.

Under the Director Designation Agreement, no director designated by any of the Principal Stockholders (as defined in the Director Designation Agreement) shall, directly or indirectly, grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with respect to its shares of Common Stock that is inconsistent with or conflicts with the Director Designation Agreement.

The Director Designation Agreement terminates upon the earlier to occur of (a) the dissolution, liquidation or winding up of the Company, (b) with respect as to a party, when such party (including such party’s affiliates, as applicable) ceases to own at least 10% of the outstanding shares of Common Stock and (c) the termination of the Merger Agreement in accordance with its terms.

A description of the Director Designation Agreement is included in the Company’s definitive Proxy Statement, dated May 5, 2022 (the “Proxy Statement”), relating to the special meeting of the Company’s stockholders held on June 3, 2022 (the “Special Meeting”), in the section entitled “Related Agreements—Director Designation Agreement,” which is incorporated herein by reference. The foregoing description of the Director Designation Agreement is a summary only and is qualified in its entirety by reference to the full text of the Director Designation Agreement, a copy of which was filed with the SEC on January 12, 2022 as Exhibit 10.3 to Falcon’s Current Report on Form 8-K.

Registration Rights Agreement

On the Closing Date, the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of January 11, 2022, by and among the Company, Kimmeridge, Blackstone and the Source Stockholders became effective as a result of the Closing.

The Registration Rights Agreement will require the Company to (a) register for resale shares of the Company’s Class A Common Stock held by Kimmeridge, Blackstone and the Source Stockholders immediately following the Merger Effective Time, including any shares of Class A Common Stock issued or issuable upon the exchange of the shares of Class C Common Stock and Sitio OpCo Partnership Units held by Kimmeridge, Blackstone and the Source Stockholders immediately following the Merger Effective Time (the “Registrable Securities”), and (b) within 45 days following the Closing Date, file with the U.S. Securities and Exchange Commission (“SEC”) a registration statement registering the resale of all Registrable Securities permitted to be registered for resale from time to time.

Kimmeridge, Blackstone and the Source Stockholders will also receive certain “piggyback” registration rights to participate in underwritten offerings of the Company, subject to customary exceptions, and demand certain underwritten offerings.

A description of the Registration Rights Agreement is included in the Proxy Statement in the section entitled “Related Agreements—Restated Registration Rights Agreement,” which is incorporated herein by reference. The foregoing description of the Registration Rights Agreement is a summary only and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which was filed with the SEC on January 12, 2022 as Exhibit 10.2 to Falcon’s Current Report on Form 8-K.

Second Amended and Restated Agreement of Limited Partnership of Sitio OpCo

On June 7, 2022, the Company, Kimmeridge, Rock Ridge, Royal Resources and the Source Stockholders entered into the Second Amended and Restated Agreement of Limited Partnership of Sitio OpCo (as amended and restated, the “Sitio OpCo LPA”). The Sitio OpCo LPA amends and restates the existing Amended and Restated Agreement of Limited Partnership of Sitio OpCo (the “Falcon OpCo LPA”), dated as of August 23, 2018.

The Sitio OpCo LPA generally provides for certain tax and related structuring matters including, among other things, (a) revising Article III of the Falcon OpCo LPA to ensure the maintenance at all times of a one-to-one ratio between the number of Sitio OpCo Partnership Units owned by the Company and the number of outstanding shares of Class A Common Stock; and (b) revising Article XI of the Falcon OpCo LPA to (x) provide the Company a cash settlement option (as further described below) in connection with a redemption of Sitio OpCo Partnership Units pursuant to the Sitio OpCo LPA (“Redemptions”) and (y) provide additional parameters relating to the administration of Redemptions applicable to the limited partners of Sitio OpCo.

Furthermore, the Sitio OpCo LPA provides that, on the exercise by a limited partner of Sitio OpCo to redeem Sitio OpCo Partnership Units, Sitio OpCo will be entitled to settle any such redemption by delivering to the redeeming limited partner, in lieu of shares of Class A Common Stock, an amount of cash equal to: (a) other than in the case of clause (b), if the Class A Common Stock trades on a securities exchange or automated or electronic quotation system, the product of (x) the number of shares of Class A Common Stock that would have been received in such redemption and (y) the volume-weighted average price per share of Class A Common Stock for the five consecutive full trading days immediately prior to the delivery of the notice of redemption; (b) if the redemption is in connection with an underwritten offering to the public equity securities of the Company pursuant to a registration statement, the product of (x) the number of shares of Class A Common Stock that would have been received in such redemption and (y) the price per share of Class A Common Stock sold in such public offering (reduced by the amount of any discount associated with such share of Class A Common Stock); or (c) if the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, the product of (x) the number of shares of Class A Common Stock that would have been received in such redemption and (y) the fair market value of one share of Class A Common Stock as determined in good faith by the general partner of Sitio OpCo.

The foregoing description of the Sitio OpCo LPA is a summary only and is qualified in its entirety by reference to the Sitio OpCo LPA, a copy of which is attached as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

Shareholders’ Agreement

On the Closing Date, the Shareholders’ Agreement (the “Shareholders’ Agreement”), dated as of August 23, 2018, by and among the Company, Royal Resources Osprey Sponsor, LLC, a Delaware limited liability company (“Osprey Sponsor”), Edward Cohen, Jonathan Z. Cohen, Daniel C. Herz, Jeffrey F. Brotman, Royal Resources, Royal Resources GP L.L.C., a Delaware limited liability company (“Royal GP”), Noble Royalties Acquisition Co., LP, a Delaware limited partnership (“NRAC”), Hooks Ranch Holdings LP, a Delaware limited partnership (“Hooks Holdings”), DGK ORRI Holdings, LP, a Delaware limited partnership (“DGK Holdings”), and Blackstone Management Partners, L.L.C., a Delaware limited liability company (“Blackstone Management”), was terminated upon the consummation of the Merger Transactions and entry into the Director Designation Agreement.

The Shareholders’ Agreement provided that Blackstone Management was entitled to designate for nomination by the Company for election between one to six directors based on the percentage of voting power in the Company held by Blackstone Management and its controlled affiliates.

The foregoing description of the Shareholders’ Agreement is a summary only and is subject to, and qualified in its entirety by reference to, the full text of the Shareholders’ Agreement, a copy of which was filed with the SEC on August 29, 2018 as Exhibit 4.1 to Falcon’s Current Report on Form 8-K.

Falcon Credit Agreement

On the Closing Date and in connection with the Closing, the Company repaid its outstanding borrowings under the Credit Agreement, dated as of August 23, 2018, among Sitio OpCo, as the Borrower, the lenders from time to time party thereto, Citibank, N.A., as administrative agent and collateral agent for the lenders from time to time party thereto and each other issuing bank from time to time party thereto (the “Falcon Credit Agreement”) and terminated the Credit Agreement.

A description of the material terms of the Falcon Credit Agreement is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 11, 2022, which description is incorporated herein by reference.

Amended and Restated Credit Agreement

On the Closing Date and in connection with the Closing, the Existing Credit Agreement (as defined below) was amended and restated in its entirety pursuant to a Second Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) entered into by Sitio OpCo, as borrower, KMF Land, LLC, a Delaware limited liability company (“KMF Land”), Bank of America, N.A., as the administrative agent and issuing bank, the lenders party thereto (the “Lenders”) and other financial institutions from time to time party thereto. In connection with the entry into the Credit Agreement, all amounts outstanding under the Existing Credit Agreement were repaid in full. The Credit Agreement is described under Item 2.03 below, which disclosure is incorporated into this Item 1.02 by reference. A description of the material terms of the Existing Credit Agreement is contained in the Proxy Statement in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Desert Peak—Liquidity and Capital Resources—Our Revolving Credit Facility,” which description is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the Introductory Note is incorporated into this Item 2.01 by reference.

On the Closing Date, the Company completed the Merger Transactions. At the Closing, pursuant to the Merger Agreement, the limited liability company interests in Desert Peak (the “DPM Membership Units”) converted into the right to receive an aggregate of (a) 61,905,339 shares of Class C Common Stock and (b) 61,905,339 Sitio OpCo Partnership Units. The holders of the DPM Membership Units (the “DPM Holders”) assigned their right to receive 0.5% of the Merger Consideration to the Company’s executive officers, as described in more detail under Item 3.02 below.

The foregoing description of the Merger Agreement and the Merger Transactions is a summary only and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, a copy of which was filed with the SEC on January 12, 2022 as Exhibit 2.1 to Falcon’s Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On the Closing Date, Sitio OpCo entered into a financing agreement, as described herein.

Second Amended and Restated Credit Agreement

On October 8, 2021, KMF Land, as borrower, Desert Peak, as parent, Bank of America, N.A., as the administrative agent and issuing bank, and certain lenders entered into that certain Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified and as in effect immediately prior to the Closing Date, the “Existing Credit Agreement”), pursuant to which the lenders thereunder made loans and other extensions of credit to the borrower thereunder.

On the Closing Date, the Existing Credit Agreement was amended and restated in its entirety pursuant to the Credit Agreement entered into by Sitio OpCo, as borrower, KMF Land, Bank of America, N.A., as the administrative agent and issuing bank, the Lenders and other financial institutions from time to time party thereto. The Credit Agreement has a scheduled maturity date in June 2026.

Pursuant to the terms and conditions of the Credit Agreement, the Lenders committed to providing a credit facility to Sitio OpCo in an aggregate principal amount of up to $750 million. The availability under the Credit Agreement, including availability for letters of credit, is generally limited to a borrowing base, which is determined by the required number of lenders in good faith by calculating a loan value of the proved reserves of Sitio OpCo and its subsidiaries and elected commitments provided by the Lenders. As of the Closing Date, the Credit Agreement has a $300 million borrowing base and $300 million elected commitment amount. As part of the aggregate commitments under the revolving advances, the Credit Agreement provides for letters of credit to be issued at the request of the borrower in an aggregate amount not to exceed $15 million. Existing letters of credit in place under the Existing Credit Agreement immediately prior to the Closing Date are continued and now deemed issued under and governed by the terms of the Credit Agreement.

Interest accrues on advances, at the borrower’s option, at a Term SOFR rate or a base rate, plus an applicable margin. The fees for letters of credit are also based on the applicable margin. The applicable margin used in connection with interest rates and fees is based on the Borrowing Base Utilization Percentage (as defined in the Credit Agreement). The applicable margin for Term SOFR rate loans and letter of credit fees ranges from 2.500% to 3.500%, and the applicable margin for base rate loans ranges from 1.500% to 2.500%. The borrower will also pay a fee based on the borrowing base utilization percentage on the actual daily unused amount of the aggregate revolving commitments ranging from 0.375% to 0.500%.

The borrowings under the Credit Agreement are secured by liens on certain assets of the borrower, the borrower’s subsidiaries and Sitio Royalties GP, LLC, a Delaware limited liability company, and guaranteed by the borrower and the borrower’s subsidiaries. Proceeds from borrowings under the Credit Agreement may be used (i) for working capital, exploration and production operations, and other general company purposes including acquisitions, (ii) for payment of certain transaction fees and expenses, and (iii) to repay third party debt of the borrower and its subsidiaries existing prior to the Closing Date.

The Credit Agreement contains customary representations, warranties, covenants and events of default, including, among others, a change of control event of default and limitations on the incurrence of indebtedness and liens, new lines of business, mergers, transactions with affiliates and burdensome agreements. During the continuance of an event of default, the Lenders may take a number of actions, including, among others, declaring the entire amount then outstanding under the Credit Agreement to be due and payable.

The Credit Agreement includes a financial covenant limiting, as of the last day of each fiscal quarter, the ratio of (a) (i) Total Net Debt (as defined in the Credit Agreement) as of such date to (ii) EBITDA (as defined in the Credit Agreement) for the period of four fiscal quarters ending on such day (the “Leverage Ratio”), to not more than 3.50 to

1.00, and (b) (i) consolidated current assets (including the available commitments under the Credit Agreement) to (ii) consolidated current liabilities (excluding current maturities under the Credit Agreement), to not less than 1.00 to 1.00, in each case, with certain rights to cure.

The above references to and description of the Credit Agreement do not purport to be complete and are qualified in their entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.8 and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth in the Introductory Note, Item 1.01, and Item 2.01, in so far as it relates to the issuance of Sitio OpCo Partnership Units and shares of Class C Common Stock and the terms by which such Sitio OpCo Partnership Units and shares of Class C Common Stock may be redeemed or exchanged for shares of Class A Common Stock, is incorporated into this Item 3.02 by reference.

In connection with the receipt of the Sitio OpCo Partnership Units and shares of Class C Common Stock described in the Introductory Note, the DPM Holders assigned their right to receive 0.5% of the Merger Consideration to the Company’s executive officers, representing 309,527 Sitio OpCo Partnership Units and 309,527 shares of Class C Common Stock collectively (the “Restricted Securities”), which are subject to certain transfer restrictions and forfeiture if certain conditions are not satisfied. In connection with the assignment of the right to receive the Restricted Securities, the Company and Sitio OpCo agreed that they would re-issue to the DPM Holders, on a one-for-one basis, Sitio OpCo Partnership Units and shares of Class C Common Stock to the extent Restricted Securities are forfeited (such rights, “Allocation Rights”). Sitio OpCo Partnership Units and shares of Class C Common Stock will be issued pursuant to Allocation Rights solely to the extent a corresponding forfeiture of Restricted Securities has occurred.

The issuance of Sitio OpCo Partnership Units, shares of Class C Common Stock and Allocation Rights to the DPM Holders and the Company’s executive officers were made in reliance on the exemption from registration requirements under the Securities Act, pursuant to Section 4(a)(2) thereof.

The description of the Restricted Securities provided in Item 5.02 hereto under the heading “Awards of Restricted Securities” is incorporated by reference into this Item 3.02.

Item 4.01	Change in Registrant’s Certifying Accountant.

Engagement of New Independent Registered Public Accounting Firm

In connection with the Closing of the Merger Transactions, the Company engaged KPMG LLP (“KPMG”) as its independent registered public accounting firm effective June 10, 2022. KPMG has served as the independent registered public accounting firm of Kimmeridge Mineral Fund, LP, Desert Peak’s predecessor, since 2020.

During the years ended December 31, 2021 and 2020 and through the date of filing this Current Report on Form 8-K, the Company has not, nor has anyone on the Company’s behalf, consulted with KPMG with respect to either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor the Company considered in reaching a decision as to any accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Dismissal of Independent Registered Public Accounting Firm

Concurrent with the Closing, Deloitte & Touche LLP (“Deloitte”), principal accountant, was dismissed as independent registered public accounting firm of the Company effective June 7, 2022. The decision to change the Company’s independent registered public accounting firm has been approved by the audit committee of the Board.

The audit report of Deloitte on the consolidated balance sheets of the Company as of December 31, 2021 and 2020, and the related consolidated statements of operations, cash flows and shareholders’ equity for each of the three years in the period ended December 31, 2021 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2021 and 2020 and through June 7, 2022 (including any subsequent interim period), there were no (i) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Deloitte would have caused them to make reference in connection with their opinion on the subject matter of the disagreement, and (ii) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company has provided Deloitte a copy of the disclosure it is making in this Current Report on Form 8-K and has requested that Deloitte furnish it with a letter addressed to the SEC stating whether or not it agrees with the Company’s statements in this portion of Item 4.01 labeled “Dismissal of Independent Registered Public Accounting Firm.” A copy of the letter furnished by Deloitte in response to that request, dated June 10, 2022, is attached as Exhibit 16.1 to this Current Report on Form 8-K.

Item 5.01.	Changes in Control of Registrant.

The disclosure set forth in the Introductory Note and Items 1.01 and 5.02 is incorporated by reference into this Item 5.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth in Item 1.01 regarding the Director Designation Agreement is incorporated by reference into this Item 5.02. The description of the Director Designation Agreement is a summary only and is qualified in its entirety by reference to the full text of the Director Designation Agreement, a copy of which was filed with the SEC on January 12, 2022 as Exhibit 10.3 to Falcon’s Current Report on Form 8-K.

Directors

Effective as of the Closing Date, in connection with the Merger Transactions, William D. Anderson, Mark C. Henle, Adam M. Jenkins, Claire R. Harvey, Bryan C. Gunderson, Alan J. Hirshberg, Erik C. Belz and Steven R. Jones each resigned from the Board. The resignations of Messrs. Anderson, Henle, Jenkins, Gunderson, Hirshberg, Belz, Jones and Ms. Harvey were not a result of any disagreement with the Company. Effective as of the Closing Date, and pursuant to the Director Designation Agreement, the Board appointed Noam Lockshin, Morris R. Clark, Christopher L. Conoscenti, Alice E. Gould, Allen W. Li, Claire R. Harvey and Steven R. Jones to fill the newly created vacancies on the Board. Biographical information for these individuals is set forth in the Proxy Statement in the section entitled “Management after the Merger,” which is incorporated herein by reference.

Independence of Directors

The Board has determined that each of Mr. Lockshin, Mr. Clark, Ms. Harvey, Ms. Gould, Mr. Jones and Mr. Li are independent within the meaning of Nasdaq Rule 5605(a)(2), the NYSE listing rules following the Listing Transfer and the rules and regulations of the SEC.

Committees of the Board

As of and immediately following the Closing, the Board appointed the following directors to serve on the following committees:

•	Audit Committee: Morris R. Clark, Claire R. Harvey, Steven R. Jones

•	Compensation Committee: Alice E. Gould, Steven R. Jones, Allen W. Li

•	Corporate Governance and Nominating Committee: Noam Lockshin, Claire R. Harvey, Allen W. Li

Mr. Clark was appointed chairman of the audit committee, Ms. Gould was appointed chairman of the compensation committee and Mr. Lockshin was appointed chairman of the corporate governance and nominating committee and lead independent director.

Executive Officers

On the Closing Date, in connection with the Merger Transactions, Bryan C. Gunderson resigned as the President and Chief Executive Officer of the Company, Matthew B. Ockwood resigned as the Chief Financial Officer of the Company, Stephen J. Pilatzke resigned as the Chief Accounting Officer of the Company, Jeffrey F. Brotman resigned as the Chief Legal Officer and Secretary of the Company, Michael J. Downs resigned as the Chief Operating Officer of the Company, Irene Deck resigned as the Vice President of Land of the Company and Austin Frey resigned as the Vice President of Reservoir Engineering of the Company.

In connection with the Merger Transactions, effective as of the Closing Date, the following individuals were appointed by the Board as executive officers of the Company:

Name	Position
Christopher L Conoscenti	Chief Executive Officer
Carrie L. Osicka	Chief Financial Officer
Britton L. James	Executive Vice President of Land
Jarret J. Marcoux	Executive Vice President of Engineering and Acquisitions
Brett S. Riesenfeld	Executive Vice President, General Counsel and Secretary

Biographical information for each of the foregoing individuals is set forth in the Proxy Statement in the section entitled “Management after the Merger,” which is incorporated herein by reference.

Long Term Incentive Plan

At the Special Meeting held on June 3, 2022, the stockholders of the Company voted to approve the Sitio Royalties Corp. Long Term Incentive Plan (as amended from time to time, the “Incentive Plan”). The Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards and substitute awards. Subject to adjustment in accordance with the terms of the Incentive Plan, 8,384,083 shares of Class A Common Stock have been reserved for issuance pursuant to awards under the Incentive Plan. If an award under the Incentive Plan is forfeited, settled for cash or expires without the actual delivery of shares, any shares subject to such award will again be available for new awards under the Incentive Plan. The Incentive Plan will be administered by the Board’s compensation committee or the Board, as applicable.

The foregoing description of the Incentive Plan is a summary only and is subject to, and qualified in its entirety by reference to, the Incentive Plan, a copy of which is filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated in this Item 5.02 by reference.

Awards of Restricted Securities

The disclosure set forth in Item 3.02, in so far as it relates to the Restricted Securities received by the Company’s executive officers, is incorporated into this Item 3.02 by reference.

Effective June 6, 2022 (the “Effective Date”), pursuant to an Assignment and Allocation Agreement entered into by and between the DPM Holders, Desert Peak, the Company, Sitio OpCo and each of the Company’s executive officers, substantially in the form attached hereto as Exhibit 10.5 to this Current Report on Form 8-K (the “Form Assignment and Allocation Agreement”), such executive officers received the following Restricted Securities: (i) Mr. Conoscenti: 92,858 Sitio OpCo Partnership Units and 92,858 shares of Class C Common Stock, (ii) Ms. Osicka: 60,186 Sitio OpCo Partnership Units and 60,186 shares of Class C Common Stock, (iii) Mr. James: 52,161 Sitio OpCo Partnership Units and 52,161 shares of Class C Common Stock, (iv) Mr. Marcoux: 52,161 Sitio OpCo Partnership Units and 52,161 shares of Class C Common Stock and (v) Mr. Riesenfeld: 52,161 Sitio OpCo Partnership Units and 52,161 shares of Class C Common Stock.

The Restricted Securities will vest in equal installments on the first four anniversaries of the Effective Date, so long as the executive officer remains continuously employed through each vesting date. Vesting of the Restricted Securities will accelerate in full upon a termination of an executive officer’s employment without cause, due to death or disability or, following a change in control, for good reason.

The foregoing description of the Restricted Securities is a summary only and is subject to, and qualified in its entirety by reference to, the Form Assignment and Allocation Agreement, a copy of which is filed as Exhibit 10.5 to this Current Report on Form 8-K and is incorporated in this Item 5.02 by reference.

Severance Plan

The Company adopted the Sitio Royalties Corp. Severance Plan, effective June 7, 2022 (as amended from time to time, the “Severance Plan”), which provides certain severance or change in control payments and benefits to our executive officers and certain other individuals who are selected for participation by Board’s compensation committee or the Board, as applicable, upon a qualifying termination (including a termination without cause, due to death or disability or for good reason) that relates to a change in control or otherwise.

The foregoing description of the Severance Plan is a summary only and is subject to, and qualified in its entirety by reference to, the Severance Plan, a copy of which is filed as Exhibit 10.6 to this Current Report on Form 8-K and is incorporated in this Item 5.02 by reference.

Indemnification of Directors and Officers

As of the Closing Date, the Company has entered into indemnification agreements with each of its directors and officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The foregoing description of the indemnification agreements is a summary only and is subject to, and qualified in its entirety by reference to, the form of indemnification agreement, a copy of which is filed as Exhibit 10.7 to this Current Report on Form 8-K, is incorporated herein by reference and is substantially similar to the indemnification agreements entered into with each of the Company’s directors and officers.

Item 7.01.	Regulation FD Disclosure

On June 7, 2022, the Company issued a press release announcing the Closing of the Merger Transactions, a copy of which is furnished as Exhibit 99.1 and is incorporated herein by reference.

On June 7, 2022, the Company posted a new investor presentation to its website www.sitio.com. A copy of the investor presentation is furnished as Exhibit 99.2 to this Current Report on Form 8-K and incorporated into this Item 7.01 by reference. The information contained on the Company’s website shall not be deemed part of this report.

In accordance with General Instruction B.2 of Form 8-K, the information contained in this Current Report on Form 8-K under Item 7.01 and set forth in the attached Exhibits 99.1 and 99.2 is deemed to be “furnished” solely pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

In connection with Closing, the Company is providing certain disclosures regarding Desert Peak and its business prior to the closing of the Merger. Such disclosures are set forth in the Proxy Statement in the sections entitled “Risk Factors—Risk Factors Related to Desert Peak” and “Information about Desert Peak,” which are incorporated herein by reference and attached hereto as Exhibits 99.7 and 99.8.

Item 9.01.	Financial Statements and Exhibits.

(a)    Financial statements of businesses acquired.

•

Audited combined and consolidated financial statements of Kimmeridge Mineral Fund, L.P. (the “Partnership”), Desert Peak’s predecessor, as of December 31, 2021 and 2020 and for each of the three years ended December 31, 2021, 2020 and 2019, and the related notes to the combined and consolidated financial statements, included in the Proxy Statement, beginning on page F-5, attached as Exhibit 99.3 hereto;

•

Unaudited combined and consolidated financial statements of the Partnership as of March 31, 2022 and December 31, 2021 and for the three months ended March 31, 2022 and 2021, and the related notes to the combined and consolidated financial statements, attached as Exhibit 99.4 hereto; and

•

Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Partnership for the years ended December 31, 2021, 2020 and 2019 and for the three months ended March 31, 2022 and 2021, attached as Exhibit 99.5 hereto.

(b)    Pro forma financial information.

The following unaudited pro forma condensed combined financial information of the Company, giving effect to the Merger Transactions, attached as Exhibit 99.6 hereto, are incorporated herein by reference:

•	Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet as of March 31, 2022;

•	Unaudited Pro Forma Condensed Consolidated Combined Statements of Operations for the year ended December 31, 2021 and three months ended March 31, 2022; and

•	Notes to the Unaudited Pro Forma Condensed Consolidated Combined Financial Statements.

(d)    Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of January 11, 2022, by and among Falcon Minerals Corporation, Falcon Minerals Operating Partnership, LP, Ferrari Merger Sub A LLC, and DPM HoldCo, LLC (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on January 12, 2022).

10.1	Director Designation Agreement, dated as of January 11, 2022, by and among Falcon Minerals Corporation, Chambers DPM HoldCo, LLC, KMF DPM HoldCo, LLC, Source Energy Leasehold, LP, Permian Mineral Acquisitions, LP, Rock Ridge Royalty Company, LLC and Royal Resources L.P. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on January 12, 2022).

10.2	Registration Rights Agreement, dated as of January 11, 2022, by and among Falcon Minerals Corporation, Chambers DPM HoldCo, LLC, KMF DPM HoldCo, LLC, Source Energy Leasehold, LP, Permian Mineral Acquisitions, LP, Rock Ridge Royalty Company, LLC and Royal Resources L.P. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 12, 2022).

10.3	Second Amended and Restated Agreement of Limited Partnership of Sitio Royalties Operating Partnership, L.P., dated as of June 7, 2022.

10.4	Sitio Royalties Corp. Long Term Incentive Plan.

10.5	Form of DPM HoldCo, LLC Assignment and Allocation Agreement.

10.6	Sitio Royalties Corp. Severance Plan.

10.7	Form of Indemnification Agreement.

Exhibit No.	Description

10.8	Second Amended and Restated Credit Agreement, by and among Sitio Royalties Operating Partnership, LP, as borrower, KMF Land, LLC, Bank of America, N.A., as the administrative agent and issuing bank, the lenders party thereto and other financial institutions from time to time party thereto.

16.1	Letter to the Securities and Exchange Commission from Deloitte & Touche LLP, dated as of June 10, 2022.

23.1	Consent of KPMG LLP.

23.2	Consent of Report of Cawley, Gillespie & Associates, Inc.

99.1	Press Release of Sitio Royalties Corp., dated June 7, 2022.

99.2	Investor Presentation dated June 7, 2022.

99.3	Historical audited financial statements of Kimmeridge Mineral Fund, L.P. as of December 31, 2020 and 2019 and for the years ended December 31, 2021, 2020 and 2019.

99.4	Historical unaudited combined and consolidated financial statements of Kimmeridge Mineral Fund, L.P. as of March 31, 2022 and December 31, 2021 and for the three months ended March 31, 2022 and 2021.

99.5	Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kimmeridge Mineral Fund, L.P. for the years ended December 31, 2021, 2020 and 2019 and for the three months ended March 31, 2022 and 2021.

99.6	Unaudited pro forma condensed consolidated combined financial statements of Sitio Royalties Corp.

99.7	Risk Factors—Risk Factors Related to Desert Peak

99.8	Information about Desert Peak

99.9	Report of Cawley, Gillespie & Associates, Inc. as of December 31, 2021 (Desert Peak Minerals) (incorporated by reference to Annex H of the Company’s Proxy Statement).

99.10	Report of Cawley, Gillespie & Associates, Inc. as of December 31, 2020 (Kimmeridge Mineral Fund, LP) (incorporated by reference to Annex G of the Company’s Proxy Statement).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SITIO ROYALTIES CORP.

Date: June 10, 2022

	By:	/s/ Brett S. Riesenfeld
Brett S. Riesenfeld
General Counsel and Secretary